UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
November 13, 2008

        Bovie Medical Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-31885	11-2644611
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

734 Walt Whitman Road, Melville, New York   11747
(Address of principal executive offices)  (Zip Code)

            (631) 421-5452
Registrant's telephone number, including area code

                N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to
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(see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act 17 CFR 230.425)

☐  Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.l4a-12)

☐  Pre-commencement communications pursuant to Rule l4d- 2(b) under the Exchange Act (17 CFR 240. l4d- 2(b)

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In November, 2008, pursuant to Bovie Medical Corporation’s (“Bovie”) request, Pinellas County Industrial Revenue Authority (Florida) concluded an industrial revenue bond offering (the “Bond Offering”) and issued $4,000,000 principal amount of its 20-year Industrial Development Bonds, series 2008, (the “Bonds”) for the purpose of lending the proceeds to our Company to finance the anticipated relocation, consolidation and equipping of our manufacturing operations in our new recently purchased facility in Largo, Florida. This will provide sufficient space needed to accommodate our anticipated new product lines.

Pursuant to the closing of the Bond Offering, on November 13, 2008, Bovie simultaneously entered into a loan agreement with (the “Pinellas County Industrial Revenue Authority”) whereby Bovie borrowed the $4,000,000 of Bond proceeds to repay the acquisition costs and to finance the above described consolidation. In addition we entered into a letter of credit agreement (“Letter of Credit”) on that same date with RBC Centura (“RBC Bank”) which, in effect, will insure the payment by us of the costs and expenses related to the Bonds including payments of interest, principal and redemption premium, if any, on the Bonds.

Presently the initial interest rate on the Bonds is a weekly rate as defined in the Indenture which amounts to approximately 4.25% per annum payable monthly commencing December 1, 2008 based upon a 20-year amortization. We and RBC Bank are monitoring the rates available and it is our intention to lock-in at a longer term fixed rate as soon as practicable.

At the closing of the Bond Offering we applied a total of $2,555,000 of Bond proceeds towards the pay down of the outstanding balance on our credit line, which had been used to purchase our new facility in September, 2008. This Bond closing and credit line repayment had the effect of increasing our over-all working capital position by having a -0- balance payable under our $5,000,000 credit line, and except for current payables, the majority of the indebtedness incurred from the Bond offering and Loan Agreement will be shifted from “current” to “long-term” liabilities.

The Loan Agreement and the Letter of Credit Agreement provide for the acceleration of indebtedness upon the occurrence of an event of default consisting of, among others: (i) our failure to pay any amount when due under the terms of the letter of Credit Agreement or Loan Agreement; (ii) our failure to perform any term, covenant or agreement contained in such agreements and such failure continues and remains unremedied for 30-days after its discovery or written notice to us by RBC Bank provided however, if such failure cannot be corrected within the applicable time, the Bank will not unreasonably withhold its consent to an extension if it appears such failure can be corrected and we are diligently pursuing such correction; (iii) if we trigger an event of default in any other loan agreement, line of credit, financial contract or other loan document and we fail to cure same; (iv) if we fail to pay our debts or indebtedness when they become due, or if we file a petition for relief under any bankruptcy, insolvency or moratorium law relating to debtors; (v) if we or any affiliates file a petition for liquidation, reorganization or other relief seeking the appointment of a custodian, trustee, receiver, or liquidator or otherwise fail to contest any such proceeding filed against us or otherwise consent to such; (vi) any judgment is filed against us an excess of $50,000 and enforcement proceedings are commenced and a stay in such proceedings is not in effect as to such after 30 days; and (vii) if we sustain a non-monetary judgment is granted against us which could have a material adverse effect upon our business, results of operations financial condition, assets or prospects and there shall be no stay of enforcement of such judgment in effect after a 30-day period.

Total disbursements from the Bond account at closing (after applying $2,555,000 to reimburse our line of credit in connection with the building acquisition) aggregated $2,806,557 leaving a balance of 1,264,381 available from the Bond Offering proceeds for building renovation cost.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOVIE MEDICAL CORPORATION

Date: November 18, 2008	By:	/s/ Andrew Makrides
Andrew Makrides, President